ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number 20130134994-36
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/26/2013 4:00 PM
	Entity Number E0270062006-2

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

AQUALIV TECHNOLOGIES, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 4(a) is amended and restated as follows:
4. Conversion Rights.
a. Conversion of Preferred Stock. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and non-assessable shares of Common Stock of the Company at a rate of 10 shares of Common Stock for every 1 share of Series B Convertible Preferred Stock at the time of the Conversion Notice.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X /S/ Duane Spader

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.